Pricing Supplement dated August 18, 2026	Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)

Royal Bank of Canada Trigger Autocallable Contingent Yield Notes

$10,545,000 Notes Linked to the Least Performing of the Nikkei 225 Index and the EURO STOXX 50® Index due August 21, 2031

Investment Description

The Trigger Autocallable Contingent Yield Notes (the “Notes”) are senior unsecured debt securities issued by Royal Bank of Canada linked to the performance of the least performing of the Nikkei 225 Index and the EURO STOXX 50® Index (each, an “Underlying”). We will pay a quarterly Contingent Coupon payment if the closing value of each Underlying on the applicable Coupon Observation Date is greater than or equal to its Coupon Barrier. Otherwise, no coupon will be paid for that quarter. We will automatically call the Notes early if the closing value of each Underlying on any quarterly Call Observation Date (beginning six months after the Trade Date) is greater than or equal to its Initial Underlying Value. If the Notes are called, we will pay you the principal amount of your Notes plus the Contingent Coupon for the applicable quarter, and no further amounts will be owed to you under the Notes. If the Notes are not called prior to maturity and the Final Underlying Value of each Underlying is greater than or equal to both its Downside Threshold and its Coupon Barrier, we will pay you a cash payment at maturity equal to the principal amount of your Notes plus the Contingent Coupon for the final quarter. If the Notes are not called prior to maturity and the Final Underlying Value of each Underlying is greater than or equal to its Downside Threshold but less than its Coupon Barrier, we will pay you a cash payment at maturity equal to the principal amount of your Notes, but no Contingent Coupon will be paid. However, if the Notes are not called prior to maturity and the Final Underlying Value of the Underlying with the lowest percentage change from its Initial Underlying Value (the “Least Performing Underlying”) is less than its Downside Threshold, we will pay you less than the full principal amount at maturity, if anything, resulting in a loss of principal amount that is proportionate to the negative Underlying Return of the Least Performing Underlying, and you will lose up to 100% of the principal amount. Investing in the Notes involves significant risks. You will not receive a coupon for any Coupon Observation Date on which any Underlying closes below its Coupon Barrier. The Notes will not be automatically called if any Underlying closes below its Initial Underlying Value on a quarterly Call Observation Date. You will lose a significant portion or all of your principal amount if the Notes are not called and the Final Underlying Value of the Least Performing Underlying is less than its Downside Threshold. The contingent repayment of principal applies only at maturity. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss. Any payment on the Notes, including any repayment of principal, is subject to our creditworthiness. If we default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. The Notes will not be listed on any securities exchange.

Features	Key Dates

❑	Contingent Coupon — We will pay a quarterly Contingent Coupon payment if the closing value of each Underlying on the applicable Coupon Observation Date is greater than or equal to its Coupon Barrier. Otherwise, no coupon will be paid for the quarter.

❑	Automatically Callable — We will automatically call the Notes and pay you the principal amount of your Notes plus the Contingent Coupon otherwise due for the applicable quarter if the closing value of each Underlying on any quarterly Call Observation Date (beginning six months after the Trade Date) is greater than or equal to its Initial Underlying Value. If the Notes are not called, investors will have the potential for downside equity market risk at maturity.

❑	Downside Exposure with Contingent Repayment of Principal at Maturity — If by maturity the Notes have not been called and the Final Underlying Value of the Least Performing Underlying is greater than or equal to its Downside Threshold, we will repay the full principal amount at maturity. However, if by maturity the Notes have not been called and the Final Underlying Value of the Least Performing Underlying is less than its Downside Threshold, we will pay less than the full principal amount at maturity, if anything, resulting in a loss of principal amount that is proportionate to the negative Underlying Return of the Least Performing Underlying. Accordingly, you may lose a significant portion or all of the principal amount of the Notes. Any payment on the Notes, including any repayment of principal, is subject to our creditworthiness.

Trade Date	August 18, 2026
Settlement Date	August 21, 2026
Coupon Observation Dates[1]	Quarterly (see page 5)
Call Observation Dates[1]	Quarterly (callable after six months) (see page 5)
Final Valuation Date[1]	August 18, 2031
Maturity Date[1]	August 21, 2031

[1]	Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. WE ARE NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE LEAST PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATIONS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” IN THE ACCOMPANYING PROSPECTUS, PROSPECTUS SUPPLEMENT AND PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU COULD LOSE A SIGNIFICANT PORTION OR ALL OF THE PRINCIPAL AMOUNT OF YOUR NOTES.

Note Offering

We are offering Trigger Autocallable Contingent Yield Notes Linked to the Least Performing of the Nikkei 225 Index and the EURO STOXX 50® Index. The Notes will be issued in minimum denominations of $10, and integral multiples of $10 in excess thereof, with a minimum investment of $1,000. The Initial Underlying Value, Downside Threshold and Coupon Barrier of each Underlying were determined and the Contingent Coupon Rate was set on the Trade Date.

Underlyings	Contingent Coupon Rate	Initial Underlying Value*	Downside Threshold**	Coupon Barrier**	CUSIP / ISIN
Nikkei 225 Index (NKY)	10.15% per annum	67,460.73	40,476.44, which is 60% of its Initial Underlying Value	47,222.51, which is 70% of its Initial Underlying Value	78017Y326 / US78017Y3264
EURO STOXX 50® Index (SX5E)		6,468.17	3,880.90, which is 60% of its Initial Underlying Value	4,527.72, which is 70% of its Initial Underlying Value

* With respect to each Underlying, the closing value of that Underlying on the Trade Date

** Rounded to two decimal places

See “Additional Information about Royal Bank of Canada and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus dated December 20, 2023, the prospectus supplement dated December 20, 2023, the underlying supplement no. 1A dated May 16, 2024, the product supplement no. 1B dated July 22, 2025 and this pricing supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The Notes are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

	Price to Public		Fees and Commissions(1)		Proceeds to Us
Offering of the Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes Linked to the Least Performing of the Nikkei 225 Index and the EURO STOXX 50® Index	$10,545,000	$10.00	$237,262.50	$0.225	$10,307,737.50	$9.775

(1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $0.225 per Note. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is $9.68 per Note and is less than the public offering price of the Notes. The market value of the Notes at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information about Royal Bank of Canada and the Notes

You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Notes are a part, the underlying supplement no. 1A dated May 16, 2024 and the product supplement no. 1B dated July 22, 2025. This pricing supplement, together with these documents, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this pricing supplement differs from the information contained in the documents listed below, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the documents listed below, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated December 20, 2023: https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

♦	Prospectus Supplement dated December 20, 2023: https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

♦	Underlying Supplement No. 1A dated May 16, 2024: https://www.sec.gov/Archives/edgar/data/1000275/000095010324006773/dp211259_424b2-us1a.htm

♦	Product Supplement No. 1B dated July 22, 2025: https://www.sec.gov/Archives/edgar/data/1000275/000095010325009131/dp231901_424b2-opsn1b.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

Selected Purchase Considerations

The Notes may be appropriate for you if, among other considerations:

♦ You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦ You can tolerate the loss of a significant portion or all of the principal amount of the Notes and are willing to make an investment that may have the full downside market risk of the Least Performing Underlying.

♦ You believe that the closing value of each Underlying will be greater than or equal to its Coupon Barrier on most or all of the Coupon Observation Dates and greater than or equal to its Downside Threshold on the Final Valuation Date.

♦ You are willing to make an investment whose return is limited to any Contingent Coupon payments paid on the Notes, regardless of any potential appreciation of any Underlying, which could be significant.

♦ You are willing to invest in the Notes based on the Contingent Coupon Rate set forth on the cover page of this pricing supplement.

♦ You do not seek guaranteed current income from your investment and are willing to forgo the dividends paid on the securities composing the Underlyings.

♦ You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the values of the Underlyings.

♦ You are willing to accept individual exposure to each Underlying and that the performance of an Underlying will not be offset or mitigated by the performance of the other Underlying.

♦ You fully understand and accept the risks associated with each Underlying.

♦ You are willing to invest in Notes that may be called early and you are otherwise willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦ You are willing to assume our credit risk for all payments under the Notes, and understand that if we default on our obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be appropriate for you if, among other considerations:

♦ You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦ You cannot tolerate the loss of a significant portion or all of the principal amount of the Notes, and you are not willing to make an investment that may have the full downside market risk of the Least Performing Underlying.

♦ You believe that the closing value of any Underlying is likely to be below its Coupon Barrier on most or all of the Coupon Observation Dates and below its Downside Threshold on the Final Valuation Date.

♦ You seek an investment that participates in the full appreciation in the value of any Underlying or that has unlimited return potential.

♦ You are unwilling to invest in the Notes based on the Contingent Coupon Rate set forth on the cover page of this pricing supplement.

♦ You seek guaranteed current income from your investment or prefer to receive the dividends paid on the securities composing the Underlyings.

♦ You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the values of the Underlyings.

♦ You are unwilling to accept individual exposure to each Underlying and that the performance of an Underlying will not be offset or mitigated by the performance of the other Underlying.

♦ You do not fully understand or accept the risks associated with each Underlying.

♦ You are unable or unwilling to hold Notes that may be called early, or you are otherwise unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be an active secondary market.

♦ You are not willing to assume our credit risk for all payments under the Notes, including any repayment of principal.

The considerations identified above are not exhaustive. Whether or not the Notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the appropriateness of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement for risks related to an investment in the Notes. For more information about the Underlyings, see “Information about the Underlyings” below.

Final Terms of the Notes[1]
Issuer:	Royal Bank of Canada
Principal Amount:	$10 per Note (subject to minimum investment of 100 Notes)
Term:	Approximately five years, if not previously called
Underlyings:	The Nikkei 225 Index (the “NKY Index”) and the EURO STOXX 50® Index (the “SX5E Index”)
Contingent Coupon:

If the closing value of each Underlying is greater than or equal to its Coupon Barrier on any Coupon Observation Date, we will pay you the Contingent Coupon applicable to that Coupon Observation Date.

If the closing value of any Underlying is less than its Coupon Barrier on any Coupon Observation Date, the Contingent Coupon applicable to that Coupon Observation Date will not accrue or be payable, and we will not make any payment to you on the relevant Contingent Coupon Payment Date.

The Contingent Coupon will be a fixed amount based upon equal quarterly installments at the Contingent Coupon Rate, which will be a per annum rate as set forth below.

Contingent Coupon Rate:	10.15% per annum. Whether Contingent Coupons will be paid on the Notes will depend on the performance of the Underlyings.
Automatic Call Feature:	The Notes will be called automatically if the closing value of each Underlying on any Call Observation Date (beginning six months after the Trade Date and set forth on page 5) is greater than or equal to its Initial Underlying Value. If the Notes are called, we will pay you on the corresponding Coupon Payment Date (which will be the “Call Settlement Date”) an amount per Note equal to $10 plus the Contingent Coupon payment otherwise due. No further amounts will be owed to you under the Notes.
Payment at Maturity:

If the Notes are not called and the Final Underlying Value of the Least Performing Underlying is greater than or equal to both its Downside Threshold and its Coupon Barrier, we will pay you at maturity an amount per Note equal to $10 plus the Contingent Coupon otherwise due.

If the Notes are not called and the Final Underlying Value of the Least Performing Underlying is greater than or equal to its Downside Threshold but less than its Coupon Barrier, we will pay you at maturity an amount per Note equal to $10, but no Contingent Coupon will be paid.

If the Notes are not called and the Final Underlying Value of the Least Performing Underlying is less than its Downside Threshold, we will pay you at maturity an amount per Note equal to:

$10 + ($10 × Underlying Return of the Least Performing Underlying)

In this scenario, you will lose a significant portion or all of the principal amount of the Notes in an amount proportionate to the negative Underlying Return of the Least Performing Underlying.

Least Performing Underlying:	The Underlying with the lowest Underlying Return
Underlying Return:	With respect to each Underlying, Final Underlying Value – Initial Underlying Value Initial Underlying Value
Downside Threshold:	With respect to each Underlying, a percentage of its Initial Underlying Value, as specified on the cover of this pricing supplement
Coupon Barrier:	With respect to each Underlying, a percentage of its Initial Underlying Value, as specified on the cover of this pricing supplement
Initial Underlying Value:	With respect to each Underlying, the closing value of that Underlying on the Trade Date, as specified on the cover of this pricing supplement
Final Underlying Value:	With respect to each Underlying, the closing value of that Underlying on the Final Valuation Date

Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)

Investment Timeline
Trade Date:	The Initial Underlying Value, Downside Threshold and Coupon Barrier of each Underlying were determined and the Contingent Coupon Rate was set.

Quarterly:

If the closing value of each Underlying is greater than or equal to its Coupon Barrier on any Coupon Observation Date, we will pay you a Contingent Coupon payment on the applicable Coupon Payment Date.

The Notes will be called if the closing value of each Underlying on any Call Observation Date (beginning six months after the Trade Date) is greater than or equal to its Initial Underlying Value. If the Notes are called, we will pay you an amount per Note equal to $10 plus the Contingent Coupon otherwise due.

Maturity Date:

The Final Underlying Value of each Underlying is observed on the Final Valuation Date.

If the Notes are not called and the Final Underlying Value of the Least Performing Underlying is greater than or equal to both its Downside Threshold and its Coupon Barrier, we will pay you at maturity an amount per Note equal to $10 plus the Contingent Coupon otherwise due.

If the Notes are not called and the Final Underlying Value of the Least Performing Underlying is greater than or equal to its Downside Threshold but less than its Coupon Barrier, we will pay you at maturity an amount per Note equal to $10, but no Contingent Coupon will be paid.

If the Notes are not called and the Final Underlying Value of the Least Performing Underlying is less than its Downside Threshold, we will pay you at maturity an amount per Note equal to:

$10 + ($10 × Underlying Return of the Least Performing Underlying)

In this scenario, you will lose a significant portion or all of the principal amount of the Notes in an amount proportionate to the negative Underlying Return of the Least Performing Underlying.

Investing in the Notes involves significant risks. You will not receive a coupon for any Coupon Observation Date on which any Underlying closes below its Coupon Barrier. The Notes will not be automatically called if any Underlying closes below its Initial Underlying Value on a quarterly Call Observation Date. You will lose a significant portion or all of your principal amount if the Notes are not called and the Final Underlying Value of the Least Performing Underlying is less than its Downside Threshold. The contingent repayment of principal applies only at maturity. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss. Any payment on the Notes, including any repayment of principal, is subject to our creditworthiness. If we default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

1 Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the accompanying product supplement.

Coupon Observation Dates and Coupon Payment Dates*

Coupon Observation Dates	Coupon Payment Dates
November 18, 2026	November 23, 2026
February 18, 2027**	February 23, 2027
May 18, 2027	May 21, 2027
August 18, 2027	August 23, 2027
November 18, 2027	November 23, 2027
February 18, 2028	February 24, 2028
May 18, 2028	May 23, 2028
August 18, 2028	August 23, 2028
November 20, 2028	November 24, 2028
February 19, 2029	February 22, 2029
May 18, 2029	May 23, 2029
August 20, 2029	August 23, 2029
November 19, 2029	November 23, 2029
February 18, 2030	February 21, 2030
May 20, 2030	May 23, 2030
August 19, 2030	August 22, 2030
November 18, 2030	November 21, 2030
February 18, 2031	February 21, 2031
May 19, 2031	May 22, 2031
August 18, 2031	August 21, 2031

* Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

** Each Coupon Observation Date (other than the Final Valuation Date), starting from the second Coupon Observation Date, which is February 18, 2027, is a Call Observation Date. Thus, the first possible Call Settlement Date will be February 23, 2027.

Key Risks

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Terms and Structure of the Notes

♦	Your Investment in the Notes May Result in a Loss of Principal — The Notes differ from ordinary debt securities in that we are not necessarily obligated to repay the full principal amount of the Notes at maturity. If the Notes are not called and the Final Underlying Value of the Least Performing Underlying is less than its Downside Threshold, you will be exposed to its negative Underlying Return, and we will pay you less than your principal amount at maturity, if anything, resulting in a loss of principal of your Notes that is proportionate to the percentage decline in the value of the Least Performing Underlying. Accordingly, you could lose a significant portion or all of the principal amount of the Notes.

♦	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities, and your receipt of any amounts due on the Notes is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the Notes.

♦	The Contingent Repayment of Principal Applies Only If You Hold the Notes to Maturity — The contingent repayment of principal applies only at maturity. If you are able to sell your Notes in the secondary market prior to maturity, you may have to sell them at a loss even if the value of each Underlying is above its Downside Threshold at the time of sale.

♦	You May Not Receive Any Contingent Coupons — We will not necessarily make periodic Contingent Coupon payments on the Notes. If the closing value of any Underlying on a Coupon Observation Date is less than its Coupon Barrier, we will not pay you the Contingent Coupon applicable to that Coupon Observation Date. If the closing value of any Underlying is less than its Coupon Barrier on each of the Coupon Observation Dates, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a greater risk of principal loss on your Notes.

♦	You Will Not Participate in Any Appreciation of the Underlyings, and Any Potential Return on the Notes Is Limited — The return on the Notes is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of any Underlying. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Underlyings. In addition, the total return on the Notes will vary based on the number of Coupon Observation Dates on which the Contingent Coupon becomes payable prior to maturity or an automatic call. Further, if the Notes are called due to the automatic call feature, you will not receive any Contingent Coupons or any other payment in respect of any Coupon Observation Dates after the applicable Call Settlement Date. Since the Notes could be called as early as the second Coupon Observation Date, the total return on the Notes could be minimal. On the other hand, if the Notes have not been previously called and if the value of any Underlying is less than its Initial Underlying Value, as the Maturity Date approaches and the remaining number of Coupon Observation Dates decreases, the Notes are less likely to be automatically called, as there will be a shorter period of time remaining for the value of that Underlying to increase to its Initial Underlying Value. If the Notes are not called, you will be subject to the Underlyings’ risk of decline.

♦	Any Payment on the Notes Will Be Determined Solely by the Performance of the Underlying with the Worst Performance Even If the Other Underlying Performs Better — Any payment on the Notes will be determined solely by the performance of the Underlying with the worst performance. The Notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. In the case of the Notes, the individual performance of the Underlyings will not be combined, and the adverse performance of one Underlying will not be mitigated by any appreciation of the other Underlying. For the Notes to be automatically called or to receive any Contingent Coupon payment or contingent repayment of principal at maturity from us, each Underlying must close above its Initial Underlying Value, Coupon Barrier or Downside Threshold, as applicable, on the applicable Coupon Observation Date or the Final Valuation Date, as applicable. In addition, if not called prior to maturity, you may incur a loss proportionate to the negative return of the Least Performing Underlying. Accordingly, your investment is subject to the market risk of each Underlying, which results in a higher risk of your not receiving Contingent Coupon payments and incurring a loss at maturity.

♦	Because the Notes Are Linked to the Individual Performance of More than One Underlying, It Is More Likely That You Will Not Receive the Contingent Coupons and That You Will Lose Some or All of Your Initial Investment — The risk that you will not receive the Contingent Coupons and that you will lose some or all of your initial investment in the Notes is greater if you invest in the Notes as opposed to securities that are linked to the performance of a single Underlying if their terms are otherwise substantially similar. With a greater total number of Underlyings, it is more likely that any Underlying will be below its Coupon Barrier or Downside Threshold on a Coupon Observation Date or the Final Valuation Date, and therefore it is more likely that you will not receive the Contingent Coupons and that at maturity you will receive an amount in cash which is worth less than your principal amount. In addition, the performances of a pair of Underlyings may be positively or negatively correlated, or may not be correlated at all. If the Underlyings are not correlated to each other or are negatively correlated, there is a greater potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold or on the Final Valuation Date, and therefore the risk of missing a Contingent Coupon payment and that you will lose a portion of your principal at maturity. It is impossible to predict what the correlations between the Underlyings will be over the term of the Notes. The Underlyings may not perform similarly over the term of the Notes. Although the correlation of the Underlyings' performance may change over the term of the Notes, the Contingent Coupon Rate is determined, in part, based on the correlation of the Underlyings' performance calculated using our internal models at the time when the terms of the Notes are determined. A higher Contingent Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for missed Contingent Coupons and for a loss on your investment at maturity. See “Correlation of the Underlyings” below.

♦	The Contingent Coupon Rate Reflects in Part the Volatility and Correlation of the Underlyings and May Not Be Sufficient to Compensate You for the Risk of Loss At Maturity — Volatility is a measure of the degree of variation in the values of the Underlyings over a period of time. The greater the volatility of the Underlyings, the more likely it is that the value of any Underlying could close below its Downside Threshold on the Final Valuation Date. This risk is generally reflected in a higher Contingent Coupon Rate for the Notes than the interest rate payable on our conventional debt securities with a comparable term. In addition, lower correlation between the Underlyings can also indicate a greater likelihood of an Underlying closing below its Coupon Barrier or Downside Threshold on a Coupon Observation Date or the Final Valuation Date. This greater risk will also be reflected in a higher Contingent Coupon Rate than on a security linked to Underlyings with a greater degree of correlation. Accordingly, a higher Contingent Coupon Rate will generally be indicative of a greater risk of loss. While the Contingent Coupon is a fixed amount, the Underlyings’ volatility and correlation can change significantly over the term of the Notes. The value of any Underlying could fall sharply, which could result in missed Contingent Coupon payments and a significant loss of your principal amount.

♦	The Notes May Be Called Early and Are Subject to Reinvestment Risk — The Notes will be called automatically if the closing value of each Underlying is greater than or equal to its Initial Underlying Value on any Call Observation Date (beginning six months after the Trade Date). In the event that the Notes are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest your proceeds in an investment comparable to the Notes, you will incur transaction costs and the original issue price for such an investment is likely to include certain built in costs such as dealer discounts and hedging costs.

♦	Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity — The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest-bearing debt securities.

♦	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underlyings on the Dates Specified — Any payment on the Notes will be determined based on the closing values of the Underlyings on the dates specified. You will not benefit from any more favorable values of the Underlyings determined at any other time.

♦	The Notes Will Be Subject to Risks, Including Non-Payment in Full, under Canadian Bank Resolution Powers — Under Canadian bank resolution powers, the Canada Deposit Insurance Corporation (“CDIC”) may, in circumstances where we have ceased, or are about to cease, to be viable, assume temporary control or ownership over us and may be granted broad powers by one or more orders of the Governor in Council (Canada), including the power to sell or dispose of all or a part of our assets, and the power to carry out or cause us to carry out a transaction or a series of transactions the purpose of which is to restructure our business. See “Description of Debt Securities—Canadian Bank Resolution Powers” in the accompanying prospectus for a description of the Canadian bank resolution powers. If the CDIC were to take action under the Canadian bank resolution powers with respect to us, holders of the Notes could be exposed to losses.

♦	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and significant aspects of the tax treatment of the Notes are uncertain. Moreover, non-U.S. investors should note that persons having withholding responsibility in respect of the Notes may withhold on any coupon paid to a non-U.S. investor, generally at a rate of 30%. We will not pay any additional amounts in respect of such withholding. You should review carefully the section entitled “What Are the Tax Consequences of the Notes?—United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes.

Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes

♦	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates intend to make a market for the Notes; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the Notes. Even if a secondary market for the Notes develops, it may not provide enough liquidity to allow you to easily trade or sell the Notes. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial. If you sell your Notes before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦	The Initial Estimated Value of the Notes Is Less Than the Public Offering Price — The initial estimated value of the Notes is less than the public offering price of the Notes and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the values of the Underlyings, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of the underwriting discount, our estimated profit and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount, our estimated profit or the hedging costs relating to the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.

♦	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Notes.

♦	The Terms of the Notes at Issuance and Their Market Value Prior to Maturity Are Influenced by Many Unpredictable Factors — Many economic and market factors influence the terms of the Notes at issuance and affect their value prior to maturity. These factors are similar in some ways to those that could affect the value of a combination of instruments that might be used to replicate the payments on the Notes, including a combination of a bond with one or more options or other derivative instruments. For the market value of the Notes, we expect that, generally, the values of the Underlyings on any day will affect the value of the Notes more than any other single factor. However, you should not expect the value of the Notes in the secondary market to vary in proportion to changes in the values of the Underlyings.

The value of the Notes will be affected by a number of other factors that may either offset or magnify each other, including:

♦	the values of the Underlyings;

♦	whether the value of any Underlying is below its Coupon Barrier or its Downside Threshold;

♦	the actual and expected volatility of the Underlyings;

♦	the expected correlation of the Underlyings;

♦	the time remaining to maturity of the Notes;

♦	the dividend rates on the securities composing the Underlyings;

♦	interest and yield rates in the market generally, as well as in the markets of the securities composing the Underlyings;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	the exchange rates between the U.S. dollar relative to the yen and euro; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors influence the terms of the Notes at issuance and affect the price you will receive if you choose to sell the Notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Risks Relating to Conflicts of Interest and Our Trading Activities

♦	Our, Our Affiliates’ and UBS’s Business and Trading Activities May Create Conflicts of Interest — You should make your own independent investigation of the merits of investing in the Notes. Our, our affiliates’ and UBS’s economic interests are potentially adverse to your interests as an investor in the Notes due to our, our affiliates’ and UBS’s business and trading activities, and we, our affiliates and UBS have no obligation to consider your interests in taking any actions that might affect the value of the Notes. Trading by us, UBS and our respective affiliates may adversely affect the values of the Underlyings and the market value of the Notes. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.

♦	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest — As Calculation Agent, our affiliate, RBCCM, will determine any values of the Underlyings and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, the Calculation Agent may be required to make discretionary judgments, including those described under “— Risks Relating to the Underlyings” below. In making these discretionary judgments, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes. The Calculation Agent will have no obligation to consider your interests as an investor in the Notes in making any determinations with respect to the Notes.

Risks Relating to the Underlyings

♦	You Will Not Have Any Rights to the Securities Included in Any Underlying — As an investor in the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities included in any Underlying. Each Underlying is a price return index and its return does not reflect regular cash dividends paid by its components.

♦	The Notes Are Subject to Risks Relating to Non-U.S. Securities Markets — The equity securities composing the Underlyings are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

♦	The Notes Do Not Provide Direct Exposure to Fluctuations in Exchange Rates between the U.S. Dollar and the Non-U.S. Currencies in Which the Securities Composing the Underlyings Trade — The NKY Index is composed of

non-U.S. securities denominated in yen and the SX5E Index is composed of non-U.S. securities denominated in euros. Because the values of the Underlyings are also calculated in those respective non-U.S. currencies (and not in U.S. dollars), the performance of the Underlyings will not be adjusted for exchange rate fluctuations between the U.S. dollar and the applicable non-U.S. currency. In addition, any payments on the Notes determined based on the performance of the Underlyings will not be adjusted for exchange rate fluctuations between the U.S. dollar and the applicable non-U.S. currency. Therefore, holders of the Notes will not benefit from any appreciation of those non-U.S. currencies relative to the U.S. dollar.

♦	We May Accelerate the Notes If a Change-in-Law Event Occurs — Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the Notes or an Underlying or its components, or engaging in transactions in them, the Calculation Agent may determine that a change-in-law-event has occurred and accelerate the Maturity Date for a payment determined by the Calculation Agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly, by the occurrence of such legal or regulatory changes. See “General Terms of the Notes—Change-in-Law Events” in the accompanying product supplement.

♦	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event — The timing and amount of any payment on the Notes is subject to adjustment upon the occurrence of a market disruption event affecting an Underlying. If a market disruption event persists for a sustained period, the Calculation Agent may make a determination of the closing value of any affected Underlying. See “General Terms of the Notes—Indices—Market Disruption Events for an Equity Index,” “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

♦	Adjustments to an Underlying Could Adversely Affect Any Payments on the Notes — The sponsor of an Underlying may add, delete, substitute or adjust the securities composing that Underlying or make other methodological changes to that Underlying that could affect its performance. The Calculation Agent will calculate the value to be used as the closing value of an Underlying in the event of certain material changes in, or modifications to, that Underlying. In addition, the sponsor of an Underlying may also discontinue or suspend calculation or publication of that Underlying at any time. Under these circumstances, the Calculation Agent may select a successor index that the Calculation Agent determines to be comparable to the discontinued Underlying or, if no successor index is available, the Calculation Agent will determine the value to be used as the closing value of that Underlying. Any of these actions could adversely affect the value of an Underlying and, consequently, the value of the Notes. See “General Terms of the Notes—Indices—Discontinuation of, or Adjustments to, an Index” in the accompanying product supplement.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples are hypothetical and provided for illustrative purposes only. You should not take these examples as an indication or assurance of the expected performance of the Underlyings. The numbers appearing in the examples and tables below have been rounded for ease of analysis. The following examples and tables illustrate the payment at maturity or upon an automatic call per Note on a hypothetical offering of the Notes, based on the following hypothetical assumptions:

Principal Amount:	$10
Term:	Approximately five years
Contingent Coupon Rate:	10.15% per annum (or 2.5375% per quarter)
Contingent Coupon:	$0.25375 per quarter
Coupon Observation Dates:	Quarterly
Call Observation Dates:	Quarterly (callable after six months)
Hypothetical Initial Underlying Values*:
Underlying A	100.00
Underlying B	100.00
Hypothetical Coupon Barriers*:
Underlying A	70.00 (which is 70% of its hypothetical Initial Underlying Value)
Underlying B	70.00 (which is 70% of its hypothetical Initial Underlying Value)
Hypothetical Downside Thresholds*:
Underlying A	60.00 (which is 60% of its hypothetical Initial Underlying Value)
Underlying B	60.00 (which is 60% of its hypothetical Initial Underlying Value)

* Not the actual Initial Underlying Values, Coupon Barriers or Downside Thresholds applicable to the Notes. The actual Initial Underlying Value, Coupon Barrier and Downside Threshold of each Underlying are set forth on the cover page of this pricing supplement.

Example 1 — Notes Are Called on the Second Coupon Observation Date.

Date	Closing Value	Payment (per Note)
First Coupon Observation Date	Underlying A: 110.00 (at or above Initial Underlying Value) Underlying B: 105.00 (at or above Initial Underlying Value)	$0.25375 (Contingent Coupon – Not callable)
Second Coupon Observation Date	Underlying A: 105.00 (at or above Initial Underlying Value) Underlying B: 125.00 (at or above Initial Underlying Value)	$10.25375
	Total Payment:	$10.5075 (5.075% return)

Since the Notes are called on the second Coupon Observation Date (which is the first Coupon Observation Date on which the Notes are callable), we will pay you on the Call Settlement Date a total of $10.25375 per Note, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payment of $0.25375 received in respect of the prior Coupon Observation Date, we will have paid you a total of $10.5075 per Note, for a total return of 5.075% on the Notes. No further amount will be owed to you under the Notes.

Example 2 — Notes Are NOT Called and the Final Underlying Value of the Least Performing Underlying Is at or above Its Downside Threshold and Its Coupon Barrier.

Date	Closing Value	Payment (per Note)
First Coupon Observation Date	Underlying A: 95.00 (at or above Coupon Barrier; below Initial Underlying Value) Underlying B: 85.00 (at or above Coupon Barrier; below Initial Underlying Value)	$0.25375 (Contingent Coupon – Not callable)
Second Coupon Observation Date	Underlying A: 55.00 (below Coupon Barrier) Underlying B: 90.00 (at or above Coupon Barrier; below Initial Underlying Value)	$0.00 (Not called)
Third Coupon Observation Date	Underlying A: 90.00 (at or above Coupon Barrier; below Initial Underlying Value) Underlying B: 50.00 (below Coupon Barrier)	$0.00 (Not called)
Fourth through Nineteenth Coupon Observation Dates	Underlying A: Various (below Coupon Barrier) Underlying B: Various (above Initial Underlying Value)	$0.00 (Not called)
Final Valuation Date	Underlying A: 85.00 (at or above Downside Threshold and Coupon Barrier; below Initial Underlying Value)
	Underlying B: 110.00 (at or above Downside Threshold, Coupon Barrier and Initial Underlying Value)	$10.25375 (Payment at Maturity)
	Total Payment:	$10.5075 (5.075% return)

At maturity, we will pay you a total of $10.25375 per Note, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payment of $0.25375 received in respect of the prior Coupon Observation Date on which a Contingent Coupon was paid, we will have paid you a total of $10.5075 per Note, for a total return of 5.075% on the Notes.

Example 3 — Notes Are NOT Called and the Final Underlying Value of the Least Performing Underlying Is at or above Its Downside Threshold but below the Coupon Barrier.

Date	Closing Value	Payment (per Note)
First Coupon Observation Date	Underlying A: 90.00 (at or above Coupon Barrier; below Initial Underlying Value) Underlying B: 80.00 (at or above Coupon Barrier; below Initial Underlying Value)	$0.25375 (Contingent Coupon – Not callable)
Second Coupon Observation Date	Underlying A: 65.00 (below Coupon Barrier) Underlying B: 95.00 (at or above Coupon Barrier; below Initial Underlying Value)	$0.00 (Not called)
Third Coupon Observation Date	Underlying A: 90.00 (at or above Coupon Barrier; below Initial Underlying Value) Underlying B: 55.00 (below Coupon Barrier)	$0.00 (Not called)
Fourth through Nineteenth Coupon Observation Dates	Underlying A: Various (below Coupon Barrier) Underlying B: Various (above Initial Underlying Value)	$0.00 (Not called)
Final Valuation Date	Underlying A: 60.00 (at or above Downside Threshold; below Coupon Barrier) Underlying B: 105.00 (at or above Downside Threshold, Coupon Barrier and Initial Underlying Value)	$10.00 (Payment at Maturity)
	Total Payment:	$10.25375 (2.5375% return)

Since the Notes are not called and the Final Underlying Value of the Least Performing Underlying is greater than or equal to its Downside Threshold but less than its Coupon Barrier, we will pay you at maturity $10.00 per Note, reflecting your principal amount. When added to the Contingent Coupon payment of $0.25375 received in respect of the prior Coupon Observation Date on which a Contingent Coupon was paid, we will have paid you a total of $10.25375 per Note, for a total return of 2.5375% on the Notes.

Example 4 — Notes Are NOT Called and the Final Underlying Value of the Least Performing Underlying Is below Its Downside Threshold.

Date	Closing Value	Payment (per Note)
First Coupon Observation Date	Underlying A: 52.50 (below Coupon Barrier) Underlying B: 120.00 (above Initial Underlying Value)	$0.00 (Not callable)
Second Coupon Observation Date	Underlying A: 90.00 (at or above Coupon Barrier; below Initial Underlying Value) Underlying B: 57.50 (below Coupon Barrier)	$0.00 (Not called)
Third Coupon Observation Date	Underlying A: 120.00 (above Initial Underlying Value) Underlying B: 55.00 (below Coupon Barrier)	$0.00 (Not called)
Fourth through Nineteenth Coupon Observation Dates	Underlying A: Various (below Coupon Barrier) Underlying B: Various (above Initial Underlying Value)	$0.00 (Not called)
Final Valuation Date	Underlying A: 40.00 (below Downside Threshold and Coupon Barrier) Underlying B: 130.00 (above Initial Underlying Value)	$10.00 + ($10.00 × Underlying Return of the Least Performing Underlying) = $10.00 + ($10.00 × -60%) = $10.00 – $6.00 = $4.00 (Payment at Maturity)
	Total Payment:	$4.00 (-60.00% return)

Since the Notes are not called and the Final Underlying Value of the Least Performing Underlying is less than its Downside Threshold, we will pay you at maturity $4.00 per Note, for a loss of 60.00% on the Notes. No Contingent Coupon payments are payable over the term of the Notes.

The Notes differ from ordinary debt securities in that we are not necessarily obligated to repay the full principal amount of the Notes at maturity. If the Notes are not called and the Final Underlying Value of the Least Performing Underlying is less than its Downside Threshold, you will be exposed to its negative Underlying Return, and we will pay you less than your principal amount at maturity, if anything, resulting in a loss of principal of your Notes that is proportionate to the percentage decline in the value of the Least Performing Underlying.

Your receipt of any amounts due on the Notes is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

What Are the Tax Consequences of the Notes?

United States Federal Income Tax Considerations

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Generally, this discussion assumes that you purchased the Notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the Underlyings. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a Note.

In the opinion of our counsel, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid financial contracts with associated coupons, and any coupons as ordinary income, as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Financial Contracts with Associated Coupons” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. A different tax treatment could be adverse to you.

We do not plan to request a ruling from the IRS regarding the treatment of the Notes. An alternative characterization of the Notes could materially and adversely affect the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Non-U.S. Holders. The U.S. federal income tax treatment of the coupons is unclear. To the extent that we have withholding responsibility in respect of the Notes, we would expect generally to treat the coupons as subject to U.S. withholding tax. Moreover, you should expect that, if the applicable withholding agent determines that withholding tax should apply, it will be at a rate of 30% (or lower treaty rate). In order to claim an exemption from, or a reduction in, the 30% withholding under an applicable treaty, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the coupons.

As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, our counsel is of the opinion that Section 871(m) should not apply to the Notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the Notes, please see the section entitled “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement, which you should carefully review prior to investing in the Notes.

Information about the Underlyings

The NKY Index is a stock index that measures the composite price performance of 225 of the most actively traded stocks on the Tokyo Stock Exchange, representing a broad cross-section of Japanese industries. For more information about the NKY Index, see “Indices—The Nikkei 225 Index” in the accompanying underlying supplement.

The SX5E Index is a free float market capitalization-weighted index composed of 50 of the largest stocks in terms of free float market capitalization traded on major Eurozone exchanges. For more information about the SX5E Index, see “Indices—The STOXX Benchmark Indices” in the accompanying underlying supplement.

Historical Information

The following graphs set forth historical closing values of the Underlyings for the period from January 1, 2016 to August 18, 2026. Each red line represents the Coupon Barrier and each green line represents the Downside Threshold, in each case of the relevant Underlying. We obtained the information in the graphs from Bloomberg Financial Markets, without independent investigation. The historical performance of the Underlyings should not be taken as an indication of their future performance. We cannot give you assurance that the performance of the Underlyings will result in the return of all of your initial investment.

Nikkei 225 Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

EURO STOXX 50® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Correlation of the Underlyings

The graph below illustrates the daily performance of the Underlyings from January 1, 2016 through August 18, 2026. For comparison purposes, each Underlying has been normalized to have a closing value of 100.00 on January 1, 2016 by dividing the closing value of that Underlying on each day by the closing value of that Underlying on January 1, 2016 and multiplying by 100.00. We obtained the closing values used to determine the normalized closing values set forth below from Bloomberg L.P., without independent verification.

― NKY  ― SX5E

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction (i.e., positive or negative). The closer the relationship of the daily returns of the Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of the Underlyings relative to one another over the time period shown and provides an indication of how close the relative performance of the daily returns of one Underlying has historically been to the other. However, the graph does not provide a precise measurement of the correlation of the Underlyings. Moreover, any historical correlation of the Underlyings is not indicative of the degree of correlation of the Underlyings, if any, that will be experienced over the term of the Notes. The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction at the same time and, therefore, the greater the potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold on any Coupon Observation Date or the Final Valuation Date, respectively. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of those Underlyings will decrease in value. This results in a greater potential for a Contingent Coupon not to be paid during the term of the Notes and for a loss of principal at maturity. However, even if the two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its Coupon Barrier or Downside Threshold on a Coupon Observation Date or the Final Valuation Date, respectively, as both of those Underlyings may decrease in value together.

The lower the correlation between two Underlyings, the greater the potential for one of those Underlyings to close below its Coupon Barrier or its Downside Threshold on any Coupon Observation Date or the Final Valuation Date, respectively. Therefore, the greater the number of Underlyings, the greater the potential for missed Contingent Coupons and for a loss of principal at maturity. We determine the Contingent Coupons for the Notes based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation or from a greater number of Underlyings will be reflected in a higher Contingent Coupon than would be payable on securities linked to fewer Underlyings or that have a higher degree of correlation. Accordingly, a higher Contingent Coupon Rate will generally be indicative of a greater risk of loss.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to indemnify UBS and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Notes that it will purchase from us to investors or to its affiliates at the price to public listed on the cover page of this pricing supplement. UBS may allow a concession not in excess of the underwriting discount set forth on the cover page of this pricing supplement to its affiliates for distribution of the Notes.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds and Hedging” in the accompanying product supplement.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the Notes in light of then-prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately ten months after the Settlement Date, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Notes that we repurchase and our negotiated arrangements from time to time with UBS.

RBCCM or another of its affiliates or agents may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

For additional information about the settlement cycle of the Notes, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

Structuring the Notes

The Notes are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the underwriting discount and the hedging-related costs relating to the Notes reduce the economic terms of the Notes to you and result in the initial estimated value for the Notes being less than their public offering price. Unlike the initial estimated value, any value of the Notes determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the Notes. The economic terms of the Notes and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Key Risks—Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes—The Initial Estimated Value of the Notes Is Less Than the Public Offering Price” above.

Validity of the Notes

In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations: (i) the enforceability of the indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the Notes or the indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated December 20, 2023. References to the “indenture” in this paragraph mean the Indenture as defined in the opinion of Norton Rose Fulbright Canada LLP dated December 20, 2023, as further amended and supplemented by the sixth supplemental indenture dated as of July 23, 2024.

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Bank, when the Notes offered by this pricing supplement have been issued by the Bank pursuant to the indenture, the trustee has made, in accordance with the indenture, the appropriate notation to the master note evidencing such Notes (the “master note”), and such Notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of the Bank, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law or (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of the Provinces of Ontario and Québec and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of Norton Rose Fulbright Canada LLP, Canadian counsel for the Bank, set forth above. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated May 16, 2024, which has been filed as an exhibit to the Bank’s Form 6-K filed with the SEC on May 16, 2024. References to the “indenture” in this paragraph mean the Indenture as defined in the opinion of Davis Polk & Wardwell LLP dated May 16, 2024, as further amended and supplemented by the sixth supplemental indenture dated as of July 23, 2024.